Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
B&G Foods, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-139206) on Form S-3 of B&G Foods, Inc. of our reports dated March 8, 2007, with respect to the consolidated balance sheets of B&G Foods, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the years ended December 30, 2006, December 31, 2005 and January 1, 2005, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 Annual Report on Form 10-K of B&G Foods, Inc.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” effective December 30, 2006.

/s/ KPMG LLP
Short Hills, New Jersey
March 8, 2007